UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 28, 2016

(Date of Report)

ULTRALIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

NEWARK, N.Y. – April 28, 2016 - Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.5 million on revenue of $20.8 million for the first quarter ended March 27, 2016. For the first quarter of 2015, the Company reported operating income of $0.8 million on revenue of $19.2 million. Included in results for the first quarter of 2016 is $0.3 million of non-recurring costs and purchase accounting adjustments related to the acquisition of Accutronics Ltd., which the Company completed on January 13, 2016.

“During the first quarter, we achieved bottom-line profitability for the sixth consecutive quarter while absorbing direct costs and customary accounting adjustments related to the acquisition of Accutronics, and start-up costs associated with the Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) Program. Although our year-over-year revenue comparison was impacted by variability in the timing of order fulfillment, we held to our business model parameters, generating gross margin of 30.7%, continued to invest in new product development and further extended our pipeline for orders from both government/defense and commercial customers,” said Michael D. Popielec. “As a result, we remain well positioned to deliver profitable growth in 2016 now boosted by our acquisition of Accutronics.”

Revenue was $20.8 million, an increase of $1.7 million, or 9%, compared to $19.2 million for the first quarter of 2015 reflecting the addition of Accutronics and higher Communications Systems sales. Battery & Energy Products sales were $16.4 million compared to $16.3 million last year, reflecting the contribution of $2.5 million of Accutronics sales which offset the revenue from a large 9-Volt and a large charger order in the first quarter of 2015. Communications Systems sales grew 51% to $4.4 million compared to $2.9 million for the same period last year as a result of shipments under the VIPER Program.

Gross profit was $6.4 million, or 30.7% of revenue, compared to $6.0 million, or 31.3% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 31.7%, compared to 29.4% last year, an increase of 230 basis points reflecting favorable product mix. Included in Battery & Energy Products’ gross margin was a negative 55 basis point impact of purchase accounting adjustments related to the acquisition of Accutronics. Communications Systems’ gross margin declined to 27.0% compared to 42.2% for the prior year primarily due to sales mix.

Operating expenses were $5.9 million compared to $5.2 million last year reflecting the addition of Accutronics and increased spending on new product development in response to a higher level of proposal activity, partially offset by tight control over discretionary spending. Included in operating expenses was $0.2 million of non-recurring expenses related to the acquisition of Accutronics. Operating expenses were 28.4% of revenue compared to 27.0% of revenue for the year earlier period.

Operating income was $0.5 million compared to $0.8 million last year. Operating income for the 2016 period includes purchase accounting adjustments and one-time expenses related to the acquisition of Accutronics of $0.3 million equivalent to $0.02 per share. Including these non-recurring adjustments and expenses, net income was $0.3 million, or $0.02 per share, compared to $0.5 million, or $0.03 per share, for the first quarter of 2015.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed as incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01	Financial Statements, Pro Forma Financials and Exhibits

(a) Exhibits.

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated April 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2016		ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated April 28, 2016